Exhibit 99.1



Contact: John L. Morgan
                  763-520-8500


                              FOR IMMEDIATE RELEASE

                  GROW BIZ INTERNATIONAL INC. COMPLETES SALE OF
                  COMPUTER RENAISSANCE TO HOLLIS TECHNOLOGIES

Minneapolis, MN (August 31, 2000) -- Grow Biz International, Inc. announced today that it completed the sale of the Computer Renaissance(R) franchise system and three Computer Renaissance(R) retail stores to Hollis Technologies, LLC of Lakeland, Florida yesterday for $3 million, of which approximately $1 million will be held in an escrow account for up to 18 months. In addition, Grow Biz has entered into a five-year consulting agreement to provide ongoing franchise and business consulting services to Hollis Technologies.

John L. Morgan, Chief Executive Officer, of Grow Biz said, "Hollis Technologies has the expertise and strategic vision to take Computer Renaissance(R) to a new level of success." Hollis Technologies Chief Executive Officer, Jack Hollis, states, "With the experience in the Computer Renaissance(R) franchise system and our vision of the business, the employees of Hollis Technologies are looking forward to building a new Computer Renaissance(R)."

Grow Biz International, Inc. develops franchises which operate value-oriented retail concepts for stores that buy, sell, trade and consign used and new merchandise. At June 24, 2000, the Company had 1,103 stores in operation and an additional 91 franchises awarded but not open. Of the stores in operation, there were 581 Play It Again Sports(R), 227 Once Upon A Child(R), 190 Computer Renaissance(R), 78 Music Go Round(R), 14 Retool(R) and 13 Plato's Closet(R) stores.